Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Michael Baker Corporation

We have audited the consolidated financial statements of Michael Baker Corporation and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and the Company’s internal control over financial reporting as of December 31, 2007, and have issued our reports thereon dated June 27, 2008 (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s restatement of the 2006 consolidated financial statements, and the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 in 2007, and which report on the Company’s internal control over financial reporting expresses an adverse opinion due to material weaknesses as of December 31, 2007); such consolidated financial statements and reports are included elsewhere in this Form 10-K and are incorporated herein by reference. Our audits also included the consolidated financial statement schedule of the Company listed in Item 15 of Part IV. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

June 27, 2008

MICHAEL BAKER CORPORATION

Schedule II - Valuation and Qualifying Accounts

For the years ended December 31, 2007, 2006 and 2005

(In thousands)

Column A	Column B	Column C Additions			Column D		Column E
Description	Balance at beg. of year	Charged to expense		Charged to other accounts	Deductions - describe		Balance at end of year
For the year ended December 31, 2007:
Income tax valuation allowance	$7,792	$—		$—	$(1,547	)(a)	$6,245
Nigerian prepaid taxes	2,173	505	(b)	—	(879	)(c)	1,799
Allowance for doubtful accounts	767	1,272		—	(576	)(c)	1,463

For the year ended December 31, 2006:
Income tax valuation allowance	$6,150	$1,642	(d)	$—	$—		$7,792
Nigerian prepaid taxes	1,560	1,006	(b)	—	(393	)(c)	2,173
Allowance for doubtful accounts	746	110		—	(89	)(c)	767

For the year ended December 31, 2005:
Income tax valuation allowance	$6,227	$—		$—	$(77	)(a)	$6,150
Nigerian prepaid taxes	1,198	362	(b)	—	—		1,560
Allowance for doubtful accounts	683	572		—	(509	)(c)	746

(a)	Relates to a reduction in federal, state, and foreign net operating losses and related valuation allowances.
(b)	Relates to the inability to realize Nigerian prepaid income tax assets.
(c)	For the years ended December 31, 2007, 2006 and 2005, the deduction amount primarily reflects accounts receivable balances written off during the year as well as recoveries of allowances previously expensed.
(d)	Primarily relates to valuation of federal, state, and foreign net operating losses.